Exhibit 10.14

EXECUTION COPY

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”) dated as of April 24, 2006 between Rafaella Apparel Group, Inc. (the “Company”) and Christa Michalaros (the “Executive”) (together, the “Parties”).

WHEREAS, the Parties wish to establish the terms of Executive’s employment with the Company.

Accordingly, the Parties agree as follows:

1.                                       Term.  Subject to earlier termination pursuant to Section 4 of this Agreement, this Agreement and the employment relationship hereunder shall commence on April 25, 2006 (the “Effective Date”) and continue from the Effective Date until June 30, 2007; provided that this Agreement and the employment relationship created hereunder shall continue thereafter for consecutive one (1) year periods commencing on each July 1 (the “Renewal Date”) unless either party gives the other party prior written notice of the party’s election to terminate this Agreement at least sixty (60) days prior to the Renewal Date, in which case the Term shall terminate on the day prior to the Renewal Date.  As used in this Agreement, the “Term” shall refer to the period beginning on the Effective Date and ending on the date the Executive’s employment terminates in accordance with this Section 1 or Section 4.  In the event that the Executive’s employment with the Company terminates, the Company’s obligation to continue to pay all base salary, as adjusted, bonus and other benefits then accrued shall terminate except as may be provided for in Section 3.6 and Section 4 of this Agreement.

2.                                       Duties and Title.

2.1                                 Title.  The Company shall employ the Executive to render exclusive and full-time services to the Company and its subsidiaries.  The Executive shall serve in the capacity of Chief Executive Officer of the Company (the “CEO”) and shall serve as a member of the Board of Directors of the Company (and any subsidiary of the Company if so appointed or nominated by or on behalf of the Company), and shall report solely to the Board of Directors of the Company (the “Board”).

2.2                                 Duties.  The Executive will have such authority and responsibilities and will perform such executive duties customarily performed by a chief executive officer of a company in similar lines of business as the Company and its subsidiaries or as may be assigned to Executive by the Board consistent with the position and authority of the Executive as CEO.  The executive offices of the Company shall be located in New York County, New York, and the Executive’s principal place of employment shall be at such offices.  The Executive will devote all her full working time and attention to the performance of such duties and to the promotion of the business and interests of the Company and its subsidiaries; provided that the Executive may engage in philanthropic and passive investment activities which are not in conflict with or do not materially interfere with the performance of her duties.

3.                                       Compensation and Benefits by the Company.  As compensation for all services performed by the Executive for the Company and its subsidiaries, the Company shall provide the Executive the following during the Term:

3.1                                 Base Salary.  The Company will pay to the Executive an annual base salary of $700,000, payable in accordance with the customary payroll practices of the Company (“Base Salary”).

3.2                                 Bonuses.

(a)                                  The Executive shall be eligible to receive an annual bonus (“Bonus”) under a plan established by the Company in the amount determined by the Board based on achievement of performance measures derived from the annual business plan presented by management and approved by the Board.  The Executive’s target bonus shall be one hundred percent (100%) of Base Salary, provided that the Executive shall be eligible to receive a Bonus of up to 200% of Base Salary, based on the achievement of performance measures derived from the annual business plan presented by management and approved by the Board, with the actual amount of each Bonus being determined by the Board.  The Bonus will be paid on September 30th of the Company’s fiscal year following the Company’s fiscal year in which the services required for payment have been performed.  With respect to the first full fiscal year in the Term, the Executive shall receive a Bonus, payable on September 30, 2007, equal to no less than $350,000.

(b)                                 On the Effective Date, the Executive shall receive a payment equal to $60,000, subject to all withholdings required by applicable law.

3.3                                 Participation in Employee Benefit Plans.  The Executive shall be entitled, if and to the extent eligible, to participate in all of the applicable benefit plans of the Company, which may be available to other senior executives of the Company, on the same terms as such other executives.  The Company may at any time or from time to time amend, modify, suspend or terminate any employee benefit plan, program or arrangement for any reason without Executive’s consent if such amendment, modification, suspension or termination is consistent with the amendment, modification, suspension or termination for other employees of the Company.

3.4                                 Vacation.  The Executive shall be entitled to four (4) weeks of paid vacation annually; provided, however, that the Executive shall not be entitled to use more than two consecutive weeks of vacation at any time; and provided, further, that the Executive shall not be entitled to use more than two consecutive business days as vacation days during each of the first six calendar months after the Effective Date, except for one (1) week in July, provided that the spring line is complete prior to such week in July.  Executive shall not be entitled to payment for unused vacation days upon the termination of her employment except as set forth in Section 4 below.  The carry-over and accrual of vacation days shall be in accordance with Company policy.

3.5                                 Expense Reimbursement.  The Executive shall be entitled to receive reimbursement for all appropriate business expenses incurred by her in connection with her duties under this Agreement in accordance with the policies of the Company as in effect from time to time.

3.6                                 Equity.  The Executive shall be eligible to participate in the Company’s Equity Incentive Plan (the “Equity Incentive Plan”).  The Executive shall receive an initial grant under the Equity Incentive Plan representing four percent (4.0%) of the value of the outstanding capital stock of the Company on a fully-diluted, as converted basis as of the Effective Date.  The equity granted pursuant to this Section 3.6 shall be subject to the terms of the Equity Incentive Plan and an award agreement between the Company and the Executive; provided, however, that if there is any inconsistency between the provisions of this Agreement and the Equity Incentive Plan or award agreement, the provisions of this Agreement shall prevail.  The terms of the initial grant shall include, but not be limited to, the following:

(a)                                  The grant shall be an option to purchase 444,444 shares of common stock of the Company at any option price per share equal to the fair market value of a share of common stock of the Company on the date of grant of $5.33 per share.

(b)                                 The options shall vest in equal one-quarter installments if the Executive is employed by the Company on each of the first, second, third and fourth anniversaries of the Effective Date.  In addition, all of the Executive’s unvested options shall vest immediately prior to the occurrence of a Liquidity Event (as defined in the Equity Incentive Plan), and the Executive shall be given reasonable prior notice of any such event.

(c)                                  The Executive shall not be permitted to sell shares acquired upon the exercise of the option for a period of one (1) year commencing on the date of consummation of an Initial Public Offering without the consent of Cerberus (as these terms are defined in the Equity Incentive Plan).

(d)                                 Section 10(a)(i) of the Equity Incentive Plan shall apply for purposes of determining the applicable repurchase price only in the event of the Executive’s termination of employment by the Company for Cause.  In the event that the Executive’s employment with the Company is terminated for any reason other than by the Company for Cause, Section 10(a)(ii) shall apply for purposes of determining the applicable repurchase price.

(e)                                  Section 12 of the Equity Incentive Plan shall have no application following an Initial Public Offering.

(f)                                    The option exercise price of the shares as to which the option shall be exercised shall be paid to the Company at the time of exercise (i) in cash, (ii) by certified check, (iii) with shares otherwise issuable to the Executive upon exercise of the option with a fair market value on the date of option exercise equal to the aggregate option price of the shares with respect to which such option or portion of such option is being exercised, or (iv) by such other method permitted by the administrator of the Equity Incentive Plan, in its sole discretion, as may be allowed under applicable law.

3.7                                 Car Allowance.  During the Term, the Company will pay for the Executive’s use of a car and driver for commuting to and from work.

4.                                       Termination of Employment.

4.1                                 By the Company for Cause or Due to the Executive’s Resignation, Death or Disability.  If (i) the Company terminates the Executive’s employment with the Company for Cause (as defined below); (ii) the Executive’s employment terminates due to her death; (iii) the Company terminates the Executive’s employment with the Company due to the Executive’s Disability (as defined below); or (iv) the Executive resigns for any reason, the

Executive, or the Executive’s legal representatives (as appropriate), shall be entitled to receive the following:

(a)                                  the Executive’s accrued but unpaid Base Salary and benefits set forth in Section 3.3, if any, to the date of termination;

(b)                                 the unpaid portion of the Bonus, if any, relating to the fiscal year prior to the fiscal year of the Executive’s death, Disability, resignation or termination by the Company for Cause, payable in accordance with Section 3.2;

(c)                                  expenses reimbursable under Section 3.5 incurred but not yet reimbursed to the Executive to the date of termination; and

(d)                                 any rights the Executive shall have under the Company’s benefit plans and COBRA, and any rights the Executive shall have to indemnification under Section 7 of this Agreement, the by-laws or certificate of incorporation of the Company, or otherwise under law, and any rights the Executive may have under any directors and officers liability policies maintained by the Company or its affiliates.

For the purposes of this Agreement, “Disability” means a determination by the Company in accordance with applicable law that as a result of a physical or mental injury or illness, the Executive is unable to perform the essential functions of her job with or without reasonable accommodation for a period of (i) 90 consecutive days; or (ii) 180 days in any one (1) year period.

For the purposes of this Agreement, “Cause” means with respect to conduct during the Executive’s employment or service relationship with the Company or its affiliates (i) commission of a felony by Executive whether or not committed during the Term; (ii) acts of dishonesty by Executive resulting or intending to result in personal gain or enrichment at the expense of the Company or its subsidiaries; (iii) Executive’s material breach of her obligations under this Agreement; (iv) conduct by Executive in connection with her duties hereunder that is fraudulent, unlawful or grossly negligent, including, but not limited to, acts of discrimination; (v) engaging in personal conduct by Executive (including but not limited to employee harassment or discrimination, the use or possession at work of any illegal controlled substance) which seriously discredits or damages the Company or its subsidiaries; (vi) contravention of specific lawful written direction from the Board or continuing inattention to the duties to be performed by Executive under the terms of Section 2.2 of this Agreement; or (vii) breach of the Executive’s covenants set forth in Section 5 below before termination of employment; provided, that, the Executive shall have fifteen (15) days after notice from the Company to cure the deficiency leading to the Cause determination (except with respect to (i) above), if curable.  A termination for “Cause” shall be effective immediately (or on such other date set forth by the Company).

4.2                                 By the Company Without Cause, the Executive for Good Reason or Nonrenewal of the Term by the Company.  If during the Term the Company terminates Executive’s employment without Cause (which may be done at any time without prior notice), the Executive resigns for Good Reason (as defined below), or the Company elects not to renew the Term pursuant to Section 1, in addition to the payments upon termination specified in Section 4.1, the Executive shall receive the incremental severance payments set forth in this

Section 4.2 upon execution without revocation of a valid release agreement in a form reasonably acceptable to the Company:

(a)                                  payment for accrued unused vacation days, payable within thirty (30) days after the date of termination;

(b)                                 continued Base Salary for twelve (12) months after the date of termination, payable on the last business day of the month; and

(c)                                  a prorated bonus equal to the Bonus earned as of the date of termination based on the achievement of prorated performance measures derived from the annual business plan for the fiscal year of termination as measured on the date of termination, or, in the first year of the Term, the minimum bonus as provided in Section 3.2(a), payable in a lump sum within thirty (30) days after the date of termination.

The Company shall have no obligation to provide the benefits set forth above in the event that Executive breaches the provisions of Section 5.

For purposes of this Agreement, “Good Reason” shall mean the occurrence of any one or more of the following events: (1) if the Consulting and Chairman Agreement between the Company and Ronald Frankel, dated as of June 20, 2005, does not expire or is not terminated by the Company on June 20, 2006, (2) subject to her reporting obligations under Section 2.1, any director of the Company who is a Rafaella Designee interferes in any material respect with Executive’s performance of her duties of employment or the functions, power or authority of Executive as CEO, which is not cured within fifteen (15) days after written notice thereof is given by the Executive to the Company, (3) the principal executive office of the Company or Executive’s principal place of employment is moved from New York County, New York, (4) a material adverse change in the nature or scope of Executive’s authority, power, function, or duties as CEO, which is not cured within fifteen (15) days after written notice thereof is given by the Executive to the Company, or (5) a material breach by the Company of a material obligation of the Company under Section 3 which is not cured with fifteen (15) days after written notice thereof is given by the Executive to the Company.

4.3                                 Nonrenewal of the Term by the Executive.  Upon termination of the Executive’s employment due to the Executive’s election not to renew the Term pursuant to Section 1, the Executive shall receive the payments specified in Section 4.1 and the Bonus for the fiscal year ending at the end of the Term, determined in accordance with Section 3.2(a) (subject to the minimum bonus for the fiscal year ending June 30, 2007 provided in Section 3.2(a)), payable ninety (90) days after the end of the fiscal year; provided that the Company in its sole discretion may elect, by written notice to the Executive given no later than fifteen (15) days prior to the end of the Term, to pay to the Executive the incremental severance payments set forth in Section 4.2(a) and (b) in exchange for the Executive’s (i) agreement to be subject to and legally bound by the covenants set forth in Section 5.3 and Section 5.4 of this Agreement and (ii) execution and nonrevocation of a valid release agreement in a form reasonably acceptable to the Company and the Executive.

4.4                                 No Mitigation.  The Executive shall not be required to mitigate, by seeking employment or otherwise, any payment or benefit provided by this Agreement or any benefit plan (including the Equity Incentive Plan and the grant to the Executive thereunder)

maintained by the Company, including without limitation any payment or benefit made or vested upon or as a result of the termination of Executive’s employment, nor will any compensation, income or other benefit from any source whatsoever mitigate, offset or reduce any payment or benefit to which the Executive is otherwise entitled under this Agreement or any benefit plan (including the Equity Incentive Plan and the grant to the Executive thereunder).

4.5                                 Removal from any Boards and Position.  If the Executive’s employment is terminated for any reason under this Agreement, she shall be deemed to resign (i) if a member, from the Board or board of directors of any subsidiary of the Company or any other board to which she has been appointed or nominated by or on behalf of the Company and (ii) from any position with the Company or any subsidiary of the Company, including, but not limited to, as an officer of the Company and any of its subsidiaries.

4.6                                 Nondisparagement.  The Executive agrees that she will not at any time (whether during or after the Term) publish or communicate to any person or entity any Disparaging (as defined below) remarks, comments or statements concerning the Company, Cerberus Capital Management, L.P., their parents, subsidiaries and affiliates, and their respective present and former members, partners, directors, officers, shareholders, employees, agents, attorneys, successors and assigns.  “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.

5.                                       Restrictions and Obligations of the Executive.

5.1                                 Confidentiality.  (a)  During the course of the Executive’s service relationship with the Company and its affiliates during the Term, the Executive will have access to certain trade secrets and confidential information relating to the Company and its subsidiaries (the “Protected Parties”) which is not readily available from sources outside the Company.  The confidential and proprietary information and, in any material respect, trade secrets of the Protected Parties are among their most valuable assets, including but not limited to, their customer, supplier and vendor lists, databases, competitive strategies, computer programs, frameworks, or models, their marketing programs, their sales, financial, marketing, training and technical information, their product development (and proprietary product data) and any other information, whether communicated orally, electronically, in writing or in other tangible forms concerning how the Protected Parties create, develop, acquire or maintain their products and marketing plans, target their potential customers and operate their retail and other businesses.  The Protected Parties invested, and continue to invest, considerable amounts of time and money in their process, technology, know-how, obtaining and developing the goodwill of their customers, their other external relationships, their data systems and data bases, and all the information described above (hereinafter collectively referred to as “Confidential Information”), and any misappropriation or unauthorized disclosure of Confidential Information in any form would irreparably harm the Protected Parties.  The Executive acknowledges that such Confidential Information constitutes valuable, highly confidential, special and unique property of the Protected Parties.  The Executive shall hold in a fiduciary capacity for the benefit of the Protected Parties all Confidential Information relating to the Protected Parties and their businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or its subsidiaries and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement).  Except as required by law, an order of a court or governmental agency with jurisdiction, or a subpoena or other lawful process, the Executive shall not, during the period the Executive is employed by the Company or its subsidiaries or at any time thereafter, disclose any Confidential Information, directly or indirectly, to any person or entity for any reason or purpose whatsoever, nor shall the Executive use it in any way, except in the course of the Executive’s employment with, and for the benefit of, the Protected Parties or to enforce any rights or defend any claims hereunder or under any other agreement to which the Executive is a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal proceedings related thereto.  The Executive shall take all reasonable steps to safeguard the Confidential Information relating to the Protected Parties and their businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or its subsidiaries and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement) and to protect it against disclosure, misuse, espionage, loss and theft.  The Executive understands and agrees that the Executive shall acquire no rights to any such Confidential Information.

(b)                                 All files, records, documents, drawings, specifications, data, computer programs, evaluation mechanisms and analytics and similar items relating thereto or to the Business (for the purposes of this Agreement, “Business” shall be as defined in Section 5.3 hereof), as well as all customer lists, specific customer information, compilations of product research and marketing techniques of the Company and its subsidiaries, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall remain the exclusive property of the Company and its subsidiaries, and the Executive shall not remove any such items from the premises of the Company and its subsidiaries, except in furtherance of the Executive’s duties under any employment agreement.

(c)                                  It is understood that while employed by the Company or its subsidiaries, the Executive will promptly disclose to it, and assign to it the Executive’s interest in any invention, improvement or discovery made or conceived by the Executive, either alone or jointly with others, which arises out of the Executive’s employment.  At the Company’s request and expense, the Executive will assist the Company and its subsidiaries during the period of the Executive’s employment by the Company or its subsidiaries and thereafter in connection with any controversy or legal proceeding relating to such invention, improvement or discovery and in obtaining domestic and foreign patent or other protection covering the same.

(d)                                 As requested by the Company and at the Company’s expense, from time to time and upon the termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company and its subsidiaries all copies and embodiments, in whatever form, of all Confidential Information in the Executive’s possession or within her control (including, but not limited to, memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of such material.  If requested by the Company, the Executive will provide the Company with written confirmation that all such materials have been delivered to the Company as provided herein.

5.2                                 Non-Solicitation or Hire.  During the Term and for a period of twelve (12) months following the termination of the Executive’s employment for any reason other than due to nonrenewal of the Term by the Executive pursuant to Section 1 (subject to Section 4.3 of this Agreement), the Executive shall not directly or indirectly solicit or attempt to solicit or induce, directly or indirectly, (a) any party who is a customer of the Company or its subsidiaries, or who was a customer of the Company or its subsidiaries at any time during the twelve (12) month period immediately prior to the date the Executive’s employment terminates, for the purpose of marketing, selling or providing to any such party women’s career and sports apparel for the moderate and better categories, (b) any supplier to the Company or any subsidiary to terminate, reduce or alter negatively its relationship with the Company or any subsidiary or in any manner interfere with any agreement or contract between the Company or any subsidiary and such supplier or (c) any employee of the Company or any of its subsidiaries or any person who was an employee of the Company or any of its subsidiaries during the twelve (12) month period immediately prior to the date the Executive’s employment terminates to terminate such employee’s employment relationship with the Protected Parties in order, in either case, to enter into a similar relationship with the Executive, or any other person or any entity in competition with the Business of the Company or any of its subsidiaries.

5.3                                 Non-Competition.  During the Term and for a period of twelve (12) months following the termination of Executive’s employment by the Company for any reason other than due to nonrenewal of the Term by the Executive pursuant to Section 1 (subject to Section 4.3 of this Agreement), the Executive shall not, whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of the Company or a subsidiary, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit her name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise which engages or proposes to engage in the women’s career and sports apparel for the moderate and better categories business in the geographic locations where the Company and its subsidiaries engage or propose to engage in such business (the “Business”).  Notwithstanding the foregoing, nothing in this Agreement shall prevent the Executive from owning for passive investment purposes not intended to circumvent this Agreement, less than five percent (5%) of the publicly traded common equity securities of any company engaged in the Business (so long as the Executive has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded the Executive in connection with any permissible equity ownership).

5.4                                 Property.  The Executive acknowledges that all originals and copies of materials, records and documents generated by her or coming into her possession during her employment by the Company or its subsidiaries are the sole property of the Company and its subsidiaries (“Company Property”).  During the Term, and at all times thereafter, the Executive shall not remove, or cause to be removed, from the premises of the Company or its subsidiaries, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Company or its subsidiaries, except in furtherance of her duties under the Agreement.  When the Executive’s employment with the Company terminates, or upon request of the Company at any time, the Executive shall promptly deliver to the Company all copies of Company Property in her possession or control.

6.                                       Remedies; Specific Performance.  The Parties acknowledge and agree that the Executive’s breach or threatened breach of any of the restrictions set forth in Section 5 will result in irreparable and continuing damage to the Protected Parties for which there may be no adequate remedy at law and that the Protected Parties shall be entitled to equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach.  The Executive also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Protected Parties against her for such breaches or threatened or attempted breaches.  In addition, without limiting the Protected Parties’ remedies for any breach of any restriction on the Executive set forth in Section 5, except as required by law, the Executive shall not be entitled to any payments set forth in Section 4.2 hereof if the Executive has materially breached the covenants applicable to the Executive contained in Section 5, the Executive will immediately return to the Protected Parties any such payments previously received under Section 4.2 upon such a material breach, and, in the event of such material breach, the Protected Parties will have no obligation to pay any of the amounts that remain payable by the Company under Section 4.2.

7.                                       Indemnification.  The Company agrees, to the extent permitted by applicable law and its organizational documents, to indemnify, defend and hold harmless the Executive from and against any and all losses, suits, actions, causes of action, judgments, damages, liabilities, penalties, fines, costs or claims of any kind or nature (“Indemnified Claim”), including reasonable legal fees and related costs incurred by Executive in connection with the preparation for or defense of any Indemnified Claim, whether or not resulting in any liability, to which Executive may become subject (including without limitation as a witness) or liable or which may be incurred by or assessed against Executive, relating to or arising out of her employment by the Company or the services to be performed pursuant to this Agreement, provided that the Company shall only defend, but not indemnify or hold Executive harmless, from and against an Indemnified Claim in the event there is a final, non-appealable, determination that Executive’s liability with respect to such Indemnified Claim resulted from Executive’s willful misconduct or gross negligence.  At Executive’s request, the Company shall advance to Executive the cost of all reasonable legal fees and related costs incurred by Executive arising out of or relating to any Indemnified Claim, provided as a condition to any such advance the Company may require that the Executive agree to repay the funds advanced to the extent it is determined by a final, non-appealable judgment of a court of competent jurisdiction that Executive is not entitled to indemnification for such reasonable legal fees and related costs.  The Company’s obligations under this section shall be in addition to any other right, remedy or indemnification which Executive may have or be entitled to at common law or otherwise.  The provisions of this Section 7 shall survive the termination of this Agreement for any reason.

8.                                       Other Provisions.

8.1                                 Notices.  Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid or overnight mail and shall be deemed given when so delivered personally, or sent by facsimile transmission or, if mailed, four (4) days after the date of mailing or one (1) day after overnight mail, as follows:

(a)               If the Company, to:

Rafaella Apparel Group, Inc.

1411 Broadway
New York, New York  10018

Attention:  Secretary

Telephone:  (212) 403-0300
Fax  (212) 764-9275

With copies to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY  10022
Attention:  David E. Rosewater, Esq.
Telephone:  (212) 756-2000
Fax:  (212) 593-5955

and

Cerberus Capital Management, L.P.
299 Park Avenue
New York, New York  10171
Attention:  George Kollitides
Telephone:  (212) 891-2100

Fax:  (212) 284-7916

(b)              If the Executive, to the Executive’s home address reflected in the Company’s records,

With a copy to:

My CIO Wealth Partners, LLC

One Logan Square

Philadelphia, PA  19103

Attention:  David Lees

Telephone:  (2670 295-2281

Fax:  (267) 295-2279

8.2                                 Entire Agreement.  This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.  To the extent that any provision of this Agreement conflicts with any current or future policy or procedure of the Company, the provisions of this Agreement shall prevail.

8.3                                 Representations and Warranties by Executive.  The Executive represents and warrants that she is not a party to or subject to any restrictive covenants, legal restrictions or other agreements in favor of any entity or person which would in any way preclude, inhibit, impair or limit the Executive’s ability to perform her obligations under this Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements.

8.4                                 Waiver and Amendments.  This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

8.5                                 Governing Law, Dispute Resolution and Venue.

(a)                                  This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and not to be performed entirely within such state, without regard to conflicts of laws principles.

(b)                                 The parties agree irrevocably to submit to the exclusive jurisdiction of the federal courts or, if no federal jurisdiction exists, the state courts, located in the City of New York, Borough of Manhattan, for the purposes of any suit, action or other proceeding brought by any party arising out of any breach of any of the provisions of this Agreement and hereby waive, and agree not to assert by way of motion, as a defense or otherwise, in any such suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the provisions of this Agreement may not be enforced in or by such courts.  In addition, the parties agree to the waiver of a jury trial.

8.6                                 Assignability by the Company and the Executive.  This Agreement, and the rights and obligations hereunder, may not be assigned by the Company or the Executive without written consent signed by the other party; provided that the Company may assign the Agreement to any successor that continues the business of the Company.

8.7                                 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

8.8                                 Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

8.9                                 Severability.  If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected or impaired or invalidated.

The Executive acknowledges that the restrictive covenants contained in Section 5 are a condition of this Agreement and are reasonable and valid in temporal scope and in all other respects.

8.10                           Judicial Modification.  If any court determines that any of the covenants in Section 5, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion.  If any court determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court shall reduce such scope to the minimum extent necessary to make such covenants valid and enforceable.

8.11                           Tax Withholding.  The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Board to satisfy all obligations for the payment of such withholding taxes.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.

EXECUTIVE

/s/ Christa Michalaros
Name: Christa Michalaros

RAFAELLA APPAREL GROUP, INC.

By:	/s/ George Kollitides
Name: George Kollitides
Title: Authorized Person